ZA Consulting, Inc.
Investor Relations Services                                                                                                116 West 23rd, Street
New York, NY 10010
Phone: (212) 505-5976
Fax: (212) 656-1188

CONSULTING AGREEMENT

This Corporate Development Services Agreement (this “Agreement”) is made and effective as of the 11thh day of May, 2010, by and between Tactical Air Defense Services, Inc. (the “Company”), and ZA Consulting, Inc. (“ZA”).

WHEREAS, the Company is a Nevada public corporation that offers air combat training, air-to-air refueling, aerial fire fighting, and specialty aerial services to the U.S. and U.S. approved Allied Countries and other Federal and State Agencies.

WHEREAS, the Company desires to have ZA provide certain consulting services, as described in Section A of this Agreement, pursuant to the terms and conditions of this Agreement; and

WHEREAS, ZA desires to provide the Services to the Company pursuant to the terms and conditions of this Agreement in exchange for the Consulting Fees (defined in Section 2) and expense reimbursement provided for in Section 2.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. CONSULTING SERVICES.  During the term of this Agreement, ZA, in the capacity as an independent contractor, shall provide the services to the Company set forth on Schedule A (the “Services”).  The Company acknowledges that ZA will limit its role under this Agreement to that of a consultant, and the Company acknowledges that ZA is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Company, (ii) providing investment advisory services as defined in the Investment Advisors Act of 1940, or (iii) providing any tax, legal or other services.  The Company acknowledges and hereby agrees that ZA is not engaged on a full-time basis and ZA may pursue any other activities and engagements it desires during the term of this Agreement. ZA shall perform the Services in accordance with all local, state and federal rules and regulations.

2. COMPENSATION TO ZA.

(a) The Company shall issue to ZA an amount equal to Twenty Million (20,000,000) shares of fully duly authorized, fully paid common stock of the Company, The Common Stock shall vest as follows:  (i) 100% of the Common Stock shall be immediately vested on the date of execution of this Agreement despite any termination of this Agreement.

(b)             $150,000 payment upon the execution of this agreement

(c)           Any commercially reasonable out-of-pocket expenses incurred by ZA in connection with the performance of the Services (the “ZA Expenses”) shall be reimbursed by the Company within thirty (30) days of ZA submitting to the Company an invoice that details the amount of the ZA Expenses and includes written documentation of each expense that exceeds Fifty Dollars ($50).  ZA shall not charge a markup, surcharge, handling or administrative fee on the ZA Expenses. The Company acknowledges that ZA may incur certain expenses during the term of this Agreement, but not receive a bill or receipt for such expenses until after the term of this Agreement.  In such case, ZA shall provide the Company with an invoice and documentation of the expense and the Company shall reimburse ZA for such expenses within five (5) days after receiving such invoice.

3. TERM.  The term of this Agreement shall be for six (6) months and commence as of the date of this Agreement, subject to Section 4 of this Agreement.  Either the Company or ZA may terminate this Agreement after a period of ninety (90) days from the date of this Agreement.  Thereafter, either the Company or ZA may terminate this Agreement by giving the other party thirty (30) days prior written notice.  To the extent the Company terminates this Agreement for any reason, ZA shall not be required to pay to the Company any portion of the Consulting Fees or any portion of the Common Stock received by ZA on the date of execution of this Agreement.

4. EFFECT OF TERMINATION.  Upon termination of this Agreement by either party, the Company shall pay to ZA all Consulting Fees earned up to the date of such termination and reimburse ZA for all ZA Expenses incurred as of the date of termination of this Agreement, including without limitation, the reimbursement of certain expenses after the termination of this Agreement, as provided for in Section 2.

5. ACCURACY OF INFORMATION PROVIDED TO ZA.  The Company represents and warrants to ZA that all financial documents provided to ZA are and will be true and correct and contain no material omission or misstatement of facts.  The Company agrees to keep ZA currently informed as to any changes in material fact regarding the Company, its business, assets, liabilities, income, projections, forecasts or any other matters referred to in any documents provided to ZA by the Company.

6. INDEPENDENT CONTRACTOR.  ZA shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company.  Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of ZA, and ZA shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

7. NO AGENCY CREATED.  No agency, employment, partnership or joint venture shall be created by this Agreement, as ZA is an independent contractor.  ZA shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter.  Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

8. INDEMNIFICATION.

(a) Indemnity by the Company.  The Company hereby indemnifies and holds harmless ZA and each person and affiliate associated with ZA against any and all losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:

(i)	Any breach by the Company of any representation, warranty or covenant contained in or made pursuant to this Agreement; or

(ii)	Any violation of law, rule, or regulation by the Company or the Company’s agents, employees, representatives, or affiliates.

(b) Indemnity by ZA.  ZA hereby indemnifies and holds harmless the Company and each person and affiliate associated with the Company against any and all losses, claims, damages, liabilities, and expenses (including reasonable costs of investigation and legal counsel fees), and in addition to any liability the Company may otherwise have, arising out of, related to or based upon:

(i)	Any breach by ZA of any representation, warranty, or covenant contained in or made pursuant to this Agreement; or

(ii)	Any violation of law, rule or regulation by ZA or ZA’s agents, employees, representatives or affiliates.

(c) Actions Relating to Indemnity.  If any action or claim shall be brought or asserted against a party entitled to indemnification under this Agreement (the “Indemnified Party”) or any person controlling such party and in respect of which indemnity may be sought from the party obligated to indemnify the Indemnified Party pursuant to this Section 8 (the “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing and, to the extent the Indemnified Party does not assume the defense of such action, the Indemnifying Party shall assume the defense thereof, including the employment of legal counsel and the payment of all expenses related to the claim against the Indemnified Party or such other controlling party.  The Indemnified Party or any such controlling party shall have the right to employ separate legal counsel in any such action and participate in the defense thereof and to be indemnified for the reasonable legal fees and expenses of the Indemnified Party’s own legal counsel.

(d) This Section 8 shall survive any termination of this Agreement for a period of three (3) years from the date of termination of this Agreement.

9. NOTICES.  Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a party may designate by ten (10) days prior written notice:

If to the Company:

Tactical Air Defense
123 W. Nye Lane, Suite 517
Carson City, NV 89706
Phone: (305) 781-2929
Fax: (305) 407-1607
Attn: Alexis Korybut

If to ZA:

ZA Consulting, Inc.
116 West 23rd Street
Suite 500
New York, NY 10011
Phone:  (212) 505-5976
Fax:    (212) 656-1188
Attn: David Zazoff

10. ASSIGNMENT.  This Agreement shall not be assigned, pledged, or transferred in any way by either party hereto without the prior written consent of the other party.  Any attempted assignment, pledge, transfer, or other disposition of this Agreement or any rights, interests, or benefits herein contrary to the foregoing provisions shall be null and void.

11. CONFIDENTIAL INFORMATION.  ZA agrees that, at no time during the Term or a period of five (5) years immediately after the Term, will ZA (a) use Confidential Information (as defined below) for any purpose other than in connection with the Services or (b) disclose Confidential Information to any person or entity other than to the Company or persons or entities to whom disclosure has been authorized by the Company.  As used herein, “Confidential Information” means all information of a technical or business nature relating to the Company or its affiliates, including, without limitation, trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know-how, processes, formulae, models, test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to customer or supplier identities, characteristics and agreements, financial information and projections, flow charts, software in various stages of development, source codes, object codes, research and development procedures, and employee files and information; provided, however, that “Confidential Information” shall not include any information that (i) has entered the public domain through no action or failure to act of ZA; (ii) prior to disclosure hereunder was already lawfully in ZA’s possession without any obligation of confidentiality; (iii) subsequent to disclosure hereunder is obtained by ZA on a non-confidential basis from a third party who has the right to disclose such information to ZA; or (iv) is ordered to be or otherwise required to be disclosed by ZA by a court of law or other governmental body; provided, however, that the Company is notified of such order or requirement and given a reasonable opportunity to intervene.

12. RETURN OF MATERIALS AT TERMINATION.  ZA agrees that all documents, reports and other data or materials provided to ZA shall remain the property of the Company, including, but not limited to, any work in progress.  Upon termination of this Agreement for any reason, ZA shall promptly deliver to the Company all such documents, including, without limitation, all Confidential Information, belonging to the Company, including all copies thereof.

13. CONFLICTING AGREEMENTS; REQUISITE APPROVAL.  ZA and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and each of the Company and ZA represent and warrant that it has all requisite corporate authority and approval to enter into this Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

14. NO WAIVER.  No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

15. GOVERNING LAW.  This Agreement shall be governed by, construed in accordance with and enforced under the laws of the Commonwealth of Pennsylvania.  The venue for any legal proceedings in connection with this Agreement shall be in the appropriate forum in Philadelphia, PA.

16. ENTIRE AGREEMENT.  This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may only be changed by written documentation signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought.  This Agreement supercedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and ZA or any of its affiliates.

17. SECTION HEADINGS.  Headings contained herein are for convenient reference only.  They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

18. SURVIVAL OF PROVISIONS.  In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws.  The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions in this Agreement shall be construed as severable and independent thereof.

19. BINDING EFFECT.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in Section 10 of this Agreement.

20. ATTORNEY'S FEES.  The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

21. AUTHORIZATION.  The persons executing this Agreement on behalf of the Company and ZA hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

22. ADDITIONAL DOCUMENTS.  Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

23. COUNTERPARTS & TELEFACSIMILE. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.  A telefacsimile of this Agreement may be relied upon as full and sufficient evidence as an original.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

The Company:

Tactical Air Defense Services, Inc.

By:           /s/ Alexis Korybut

Alexis Korybut, President

ZA:

ZA Consulting, Inc.

By:           /s/ David Zazoff

David Zazoff

Schedule A

                        This is Schedule “A” to that certain Corporate Development Services Agreement respecting the Company and ZA.

General Consulting Services

                        Without in any manner limiting the generality of the Services to be provided by ZA, it is hereby also acknowledged and agreed that ZA will provide the following specific corporate development and investor relations consulting services to the Company, or to any of the Company’s respective subsidiaries, as the case may be, and as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion, and in conjunction with the development of the Company’s various business interests, subject, at all times, to the direction of the Board of Directors:

            (a)        assistance in the initiation, coordination, and implementation of certain aspects of certain corporate development and investor relations programs or projects in connection with the maintenance of the Company’s various business interests;

            (b)       advising Company management respecting various aspects of proposed investor support and broker relations;

            (c)        assistance in the conducting of due diligence meetings with brokers, analysts, institutional money managers, and financial media companies;

            (d)       providing the Company with the following corporate communications services:

·              investor call response;
·              press release management, drafting editing and dissemination;
·              management and hosting of quarterly conference calls/web casts;
·              database management;
·              financial package management;
·              investor website review and recommendations;
·              presentation assessment and revisions; and quarterly written assessments to management and the Board of Directors;

            (e)        providing the Company with the following program management services:

·              introduction to sell-side including institutional research teams and sales and trading departments;
·              introduction to the ZA’s consulting proprietary broker and retail investor network;
·              analysis of DTC sheets, nobo lists, and transfer agent sheets; and
·              ongoing outreach with current shareholders including stakeholders of record and in street name via nobo list mailings and phone communications;

            (f)        using its best efforts to provide the Company with speaking presentations at investment banking conferences and other sell-side or sponsored conferences; and

            (g)        assistance in all other matters and services in connection with the corporate development and maintenance of the Company’s various Business interests as may be determined by the Board of Directors, from time to time, in its sole and absolute discretion.

                        In this regard it is hereby acknowledged and agreed that the ZA shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the President of the Company, or upon the advice or instructions of such other director or officer of the Company as the President of the Company shall, from time to time, designate in times of the President’s absence, in order to initiate, coordinate and implement the Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.